                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. __________)*

                           INSpire Insurance Solutions
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    45773210
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 4 Pages

---------------------                                  ------------------------
CUSIP No.  45773210                  13G               Page  2 of  4  Pages

---------------------                                  ------------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg Pincus Asset Management, Inc.                    13-2673503
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                              (a) [ ]

                                                              (b) [ ]
     Not applicable
--------------------------------------------------------------------------------
  3  SEC USE ONLY


--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

                        598,300

                 ---------------------------------------------------------------
   NUMBER OF        6   SHARED VOTING POWER
    SHARES
 BENEFICIALLY           357,600
   OWNED BY
                 ---------------------------------------------------------------
     EACH           7   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON              965,100
     WITH
                 ---------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      965,100
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)

      Not applicable
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.24%
----- -------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
--------------------------------------------------------------------------------

Item 1(a):       Name of Issuer:
---------        --------------

                 INSpire Insurance Solutions Inc

Item 1(b):       Address of Issuer's Principal Executive Offices:
---------        -----------------------------------------------

                 300 Burnett Street
                 Fort Worth, TX  76102-2799


Item 2(a):       Name of Person Filing:
---------        ---------------------

                 Warburg Pincus Asset Management, Inc.

Item 2(b):       Address of Principal Business Office:
---------        ------------------------------------

                 466 Lexington Avenue, New York, New York 10017

Item 2(c):       Citizenship:
---------        -----------

                 Delaware

Item 2(d):       Title of Class of Securities:
---------        ----------------------------

                 Common Stock

Item 2(e):       CUSIP Number:
---------        ------------

                 45773210

Item 3:          If the reporting person is an investment adviser in accordance
------           with ss. 240.13d-1(b)(1)(ii)(E), check this box. [X]

Item 4:          Ownership:
------           ---------

                 (a) Amount beneficially owned:   965,100.

                 (b) Percent of class:    5.24%.

                 (c)  Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote 598,300.

                      (ii)  Shared power to vote or to direct the vote 357,600.

                      (iii) Sole power to dispose or to direct the
                            disposition of 965,100.

                      (iv) Shared power to dispose or to direct the disposition of 0.


Item 5:          Ownership of Five Percent or Less of a Class:
------           --------------------------------------------

                 Not Applicable.





                               Page 3 of 4 Pages

Item 6:          Ownership of More than Five Percent on Behalf
------           of Another Person:
                 ---------------------------------------------

                 Warburg Pincus Asset Management, Inc. ("WPAM") is an Investment Adviser registered with the United States Securities and Exchange Commission. WPAM serves as investment adviser to many accounts including various registered investment companies. The securities which are the subject of this report are owned by our accounts. In this report no account owned more than 5%.


Item 7:          Identification and Classification of the Subsidiary Which
------           Acquired the Security Being Reported on By the Parent
                 Holding Company:
                 ---------------------------------------------------------

                 Not Applicable.

Item 8:          Identification and Classification of Members of the Group:
------           ---------------------------------------------------------

                 Not Applicable.

Item 9:          Notice of Dissolution of Group:
------           ------------------------------

                 Not Applicable.

Item 10:         Certification:
-------          -------------

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE
                                    ---------

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 8, 1999




                                    By:/s/ Linda S. Iovan
                                      ____________________________
                                       Name:  Linda S. Iovan
                                       Title: Vice President





                               Page 4 of 4 Pages